Exhibit 10.5
Award Certificate
Cash Award Granted under the
First Amended and Restated
Simmons First National Corporation 2015 Incentive Plan

This Award Certificate (“Award Certificate”), effective as of the Grant Date, and provided by Simmons First National Corporation (“Simmons”) to Participant, who is an employee of Simmons or a parent or subsidiary corporation (as defined in sections 424(e) or (f) of the Code) (the “Company”), has been approved under the Second Amended and Restated Simmons First National Corporation 2015 Incentive Plan (the “Plan”) and evidences the grant of a cash award to the Participant under the Plan, as follows.

Effective upon issuance (the “Grant Date”), Simmons hereby grants to the Participant the Cash Award set forth below subject to performance against the Performance Criteria during the Performance Period, as outlined herein. The Cash Award is in all respects limited and conditioned as provided in this Award Certificate, the Plan, and the applicable Terms and Conditions, which are incorporated into this Award Certificate by reference.

1.)     Participant Information.

Participant Name:

2.)    Cash Award Information.

Target Award:
Maximum Award:
Performance Period:

3.)    Performance Criteria:

	Core EPS (50% Weighting)	Core Efficiency Ratio (50% Weighting)
Threshold (50%)
Target (100%)
Maximum (200%)

4.)    Definitions. All capitalized terms that are not otherwise defined in this Award Certificate shall have the meanings set forth in the Plan or the Terms and Conditions.

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5.).    Participant’s Acknowledgments. The Participant shall be deemed to have accepted the Cash Award pursuant to the terms of the Award Certificate unless the Participant provides written notice to the Company within thirty (30) business days following the Grant Date that the Participant does not wish to accept the Cash Award. By accepting the Cash Award, the Participant acknowledges that he or she: (a) has read this Award Certificate (including the Terms and Conditions and the Plan); (b) has had the opportunity to be represented by legal counsel in connection with his or her acceptance of the Cash Award; (c) understands the terms, conditions and consequences of this Award Certificate (including the Terms and Conditions and the Plan); and (d) is fully aware of the non-binding legal effect of this Award Certificate as it may be revoked or cancelled at any time in the Company’s sole discretion.
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Terms and Conditions

Cash Award Terms and Conditions
Second Amended and Restated
Simmons First National Corporation 2015 Incentive Plan

1.Continuous Employment Requirement. The Participant shall receive the Cash Award in accordance with Section 2 of these Terms and Conditions (“Terms and Conditions”), only if the Participant is continuously employed by the Company from the Grant Date until payment date (“Earned Date”), except as otherwise provided in Section 3 of the Terms and Conditions and subject to the other provisions contained in the Terms and Conditions. For purposes of this Section 1, the Participant shall not be treated as having experienced a termination if he or she is on an authorized leave of absence with the Company.

2.Cash Awards.

a.Performance Criteria. A Cash Award may be divided into two or more Performance Criteria each of which shall include its own weighting. For each Participant, the Performance Criteria are described in the Award Certificate and include any applicable Threshold, Target and Maximum against which performance is measured.

b.Cash Award Payment. Subject to these Terms and Conditions, if the Participant satisfies the continuous employment requirement in Section 1 of the Terms and Conditions, on the Earned Date, the Participant shall be entitled to receive a cash payment in the amount of the Target Award multiplied by the Cash Award Payout (“Cash Award Payment”) as computed according to these Terms and Conditions following the close of the Performance Period.

c.For purposes of the computation of the “Cash Award Payout”:

i.The performance achieved with respect to each Performance Criterion shall be determined by the Administrator. Achievement above the Maximum level will be deemed achievement at the Maximum level. Achievement below the Threshold level will result in no achievement.

ii.If Core EPS is a Performance Criterion, it shall be calculated as follows: Divide reported core earnings (net income adjusted for nonrecurring items) by the weighted average diluted common shares outstanding during the period. Nonrecurring items are determined by management and are reported in quarterly earnings releases (i.e. merger related cost, branch rightsizing cost, and others).

iii.If Efficiency Ratio is a Performance Criterion, it shall be calculated as follows: Divide total revenue by noninterest expense. The Company uses
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S&P Global Market Intelligence definition to calculate the efficiency ratio [i.e. noninterest expense before foreclosed property expense, amortization of intangibles, and goodwill impairments as a percent of net interest income (fully taxable equivalent, if available) and noninterest revenues, excluding only gains from securities transactions and nonrecurring items].

iv.For each Performance Criterion, attainment between, “Threshold” and “Target,” or “Target” and “Maximum” shall be calculated using a sliding scale based on a straight line interpolation and shall be expressed as a percentage of Target.

v.To determine the Cash Award Payout, the attainment for each Performance Criterion (expressed as a percentage of Target) shall be multiplied by the weighting for that Criterion indicated in the Performance Criteria section of the Award Certificate. All such products shall then be added together to determine the Cash Award Payout for the Participant (expressed as a percentage of the Target Award) and as subject to adjustment as provided in the other provisions of the Terms and Conditions.

d.Budget Adjustments. To the extent that Participant is employed in the Human Resources, Finance and Accounting, Capital Planning, Legal, Bank Operations, IT, Credit, Digital, Risk, Audit, or Administration (departments reporting to the Chief Administrative Officer) departments, the Cash Award Payment may be decreased by up to 25% for failure to meet the department’s expense budget for the year, as determined in the sole discretion of the Administrator.

e.Individual Adjustments. The Cash Award Payment is subject to adjustment (increase or decrease) of up to 50% based on a determination, in the Administrator’s sole discretion, of individual Participant performance during the Performance Period warranting such an adjustment or otherwise as determined in the Administrator’s sole discretion. Considerations may include, but are not limited to, risk and compliance management for the company and/or business area, achievement against strategic and/or individual goals and asset quality. Provided however that, in the case of an “executive officer” (as defined by Rule 3b-7 under the Exchange Act) and “officers” (as defined by Rule 16a-1 under the Exchange Act), this adjustment shall be limited to 25%.

f.Maximum Award. Notwithstanding anything herein to the contrary, in no event shall the Cash Award Payment exceed the Maximum Award.

3.Early Cancellation/Waiver of Continuous Employment Requirement. The continuous employment requirement described Section 1 of the Terms and Conditions may be waived or Cash Awards may be canceled as follows:

a.Involuntary Termination without Cause, Voluntary Termination, or Termination for Cause. If the Participant is involuntarily terminated without Cause, quits, is terminated for Cause, or otherwise experiences a termination of employment
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before satisfying the continuous employment requirement set forth in Section 1 of the Terms and Conditions, and under circumstances not described in Subsections b), c), or d) below, all Cash Awards shall be canceled immediately and shall not be payable, except to the extent the Administrator decides otherwise. To the extent the Administrator decides to make payment of any portion of the Cash Award that would otherwise be canceled, payment shall occur no later than March 15 of the year following the end of the Performance Period.

b.Retirement. If the Participant retires, the Participant shall be paid the Cash Award for the Performance Period based on actual attainment as calculated under Section 2 as if the Participant had satisfied the continuous employment requirement set forth in Section 1 of the Terms and Conditions, and unless otherwise provided by the Administrator, such Cash Award shall be multiplied by a fraction, the numerator of which is the number of days in the Performance Period completed by the Participant as of the date of the retirement and the denominator of which is 365.

All Cash Awards for which the continuous employment requirement is waived pursuant to this Section 3)b) shall be payable at the time the Cash Awards would have been payable had the Participant been subject to and satisfied the continuous employment requirement set forth in Section 1 of the Terms and Conditions; payment will not be accelerated.

For purposes of this Section 3)b), “retire” means a voluntary termination of employment on or after the earlier of (i) age 65 or (ii) age 62 and 10 years of service. The Administrator has the discretion to determine whether years of service shall include service with a predecessor employer.

c.Termination by Reason of Death or Disability. If the Participant experiences a termination by reason of Death or disability, the Participant shall be paid the Cash Award for the Performance Period, based on actual attainment as calculated under Section 2 as if the Participant had satisfied the continuous employment requirement set forth in Section 1 of the Terms and Conditions.

All Cash Awards for which the continuous employment requirement is waived pursuant to this Section 3)c) shall be payable at the time the Cash Awards would have been payable had the Participant been subject to and satisfied the continuous employment requirement set forth in Section 1 of the Terms and Conditions; payment will not be accelerated.

d.Change in Control. If there is a Change in Control during the Performance Period and Participant is employed at the time of the Change in Control, Participant shall be paid the Cash Award which shall be the Target Award multiplied by a fraction, the numerator of which is the number of days in the Performance Period elapsed as of the date of the Change in Control and the denominator of which is 365.

All Cash Awards for which the continuous employment requirement is waived pursuant to this Section 3)d), shall be payable upon the Change in Control.
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e.Violation of Restrictive Covenants. All Cash Awards shall be canceled immediately and shall not be payable upon the Participant’s breach, in the Administrator’s sole determination, of any confidentiality, non-disclosure, non-competition, or non-solicitation obligation, commitment or agreement with the Company.

4.Payment. Payment of the Cash Awards shall be made in cash. Except as provided in Section 3)d), Payment shall be made as soon as practicable after the end of the Performance Period, but no later than March 15 of the year following the end of the Performance Period; provided that, no payments shall be made until the Administrator certifies the levels at which that the Performance Criteria have been attained (which shall occur prior to March 15 of the year following the end of the Performance Period). If the Participant dies before any payment due hereunder is made, such payment shall be made to the beneficiary designated by the Participant under the Plan and on file with the Company (or its designee) before the Participant’s death, or if none, to the Participant’s estate.

5.Extraordinary Events. In determining the achievement of any Performance Criterion, and for other appropriate purposes under the Award Certificate or the Plan, the Administrator will have the discretion to take into consideration any or all of the following: (a) the effects of business combinations; (b) the effects of discontinued operations; (c) changes in accounting principles; (d) extraordinary items; (e) restructuring charges; (f) changes in tax law; (g) changes in capital structure; and (h) any other items as determined by the Administrator. Items (a) through (g) will be as defined and as disclosed in Simmons’ financial statements.

6.Withholding.

a.Subject to Section 13, the Company has the right to retain and withhold the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to the Cash Award. Subject to Section 13, the Company shall withhold at the statutory minimum rate unless the participant has elected prior to the payment date to have a higher amount (up to the maximum allowed by law) withheld.

b.The Participant has had the opportunity to review with the Participant’s own tax advisors, the federal, state, local, and foreign tax consequences of the Cash Award and the transactions contemplated by the Award Certificate. The Participant is relying solely on such advisors and not on any statements or representations made by the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this award.

7.Reservation of Rights. The Company reserves the right to modify or amend these Terms and Conditions or the Award Certificate. Further, Company may cancel the Award Certificate at any time prior to the Earned Date, and Participant has no right or claim for payment hereunder until the Earned Date unless otherwise specified by law.
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8.Cancellation and Clawback. The Cash Award shall be subject to cancellation, and all sums paid pursuant to the Cash Award (whether before or after the Cash Award has been paid) shall be subject to reimbursement to the extent required by the Administrator pursuant to the clawback provision set forth in the Plan and/or any other clawback procedure of the Company, as amended from time to time, and whether approved before or after the date of the Award Certificate. The Award Certificate will be automatically annulled if the Participant is an employee of the Company and is terminated for Cause or if otherwise required under the Plan.

9.Definitions. All capitalized terms that are not otherwise defined in these Terms and Conditions shall have the meanings set forth in the Award Certificate or the Plan.

10.No Employment Contract. Nothing contained herein is intended to or does create a contract of employment for any specified time or compensation in any amount. Employment at all times remains at will unless a separate and independent employment agreement has been entered into between Participant and the Company.

11.Severability. If any provision of these Terms and Conditions should be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of these Terms and Conditions, and these Terms and Conditions shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

12.Amendments to the Cash Award. The Award Certificate, these Terms and Conditions, and the Plan provide all governing terms for the Cash Award. Any changes to the Award Certificate or these Terms and Conditions will be made in writing and delivered to the Participant, but Participant consent is not required for any amendments to the Cash Award to be effective. For the avoidance of doubt, the Company may amend the Award Certificate and these Terms and Conditions for any reason and at any time prior to the Earned Date without Participant’s consent.

13.Compliance with sections 409A of the Code. To the extent the Cash Award is exempt from 409A of the Code and applicable regulations issued thereunder (“Section 409A”), nothing in this Section 13 shall require the Cash Award to meet the requirements of Section 409A. To the extent the Cash Award is subject to section 409A, the Plan, Award Certificate and Terms and Conditions are intended to avoid the adverse tax consequences of Section 409A of the Code and shall be interpreted and administered accordingly. Accordingly, should the any provision of the Plan, the Award Certificate or the Terms and Conditions be subject to but not comply with section 409A of the Code, such provision shall be interpreted and/or amended to comply with 409A, to the extent allowable by law. The provisions of Section 9.4 of the Plan, including the definitions provided thereunder and the six-month delay, are hereby incorporated by reference into these Terms and Conditions. All references to “termination of employment”, “retire”, “Retirement” or similar terms shall mean “separation from service” under Section 409A. A separation from service shall occur at the time required under Section 409A. Each payment hereunder shall be treated as a separate payment under Section 409A. The Company makes no representation or warranty regarding, and shall not be responsible for, any excise tax imposed under section 409A of the Code.
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14.Banking Regulatory Provision. The Cash Award shall be subject to any condition, limitation or prohibition under any financial institution regulatory policy or rule to which the Company or any subsidiary thereof is subject.

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